Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Third Quarter Net Income per Share of $1.04;
Operating Income per Share Is $0.88;
Combined Ratio Is 102.6% including Catastrophe Impact of 14.4 Points

2011 Operating Income per Share Guidance Is Revised
To Range of $5.10 to $5.20
     WARREN, New Jersey, October 20, 2011 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2011 was $298 million compared to $572 million in the third quarter of 2010. Net income per share declined to $1.04 from $1.80.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $252 million in the third quarter of 2011 compared to $537 million in the third quarter of 2010. Operating income per share declined to $0.88 from $1.69.
     The impact of catastrophes in the third quarter of 2011 was $420 million before tax, largely from Hurricane Irene as well as other storms in the U.S. In the third quarter of 2010, the impact of catastrophes was $58 million before tax. The impact of catastrophes on third quarter net income and operating income per share was $0.95 in 2011 and $0.12 in 2010.
     The third quarter combined loss and expense ratio was 102.6% in 2011 compared to 86.2% in 2010. The impact of catastrophes accounted for 14.4 percentage points of the combined ratio in the third quarter of 2011, compared to 2.1 percentage points in the third quarter of 2010. Excluding the impact of catastrophes, the third quarter combined ratio was 88.2% in 2011 and 84.1% in 2010.
     The expense ratio for the third quarter was 32.4% in 2011 and 31.7% in 2010.

     Net written premiums increased 5% in the third quarter of 2011 to $2.9 billion. Excluding the effect of foreign currency translation, premiums were up approximately 4%. Premiums increased 2% in the U.S. and 17% outside the U.S. (10% in local currencies).
     Property and casualty investment income after taxes for the third quarter increased 1% to $321 million in 2011 from $317 million in 2010.
     Net income for the third quarter of 2011 reflected net realized investment gains of $71 million before tax ($0.16 per share after-tax), compared to $54 million before tax ($0.11 per share after-tax) in the third quarter of 2010.
     During the third quarter, Chubb repurchased 8.0 million shares of its common stock at a total cost of $480 million (an average of $59.97 per share). As of September 30, 2011, there were 6.9 million shares of common stock remaining under the current repurchase authorization.
     Average diluted shares outstanding for the third quarter were 287.8 million in 2011 and 317.3 million in 2010.
     “For the third consecutive quarter, results for Chubb and the industry were adversely affected by an unusually high level of catastrophe losses,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Despite these significant catastrophe losses, Chubb still produced net income for the quarter of $298 million, driven by a solid combined ratio of 88.2% excluding catastrophes, which reflects the strong underlying performance of all our business units in a challenging environment.
     “With regard to the insurance market, we were pleased to see continued incremental rate improvement in the third quarter, especially in our U.S. standard commercial book, where renewal rates were up 4% on average year over year,” said Mr. Finnegan. “However, rates will need to continue to increase to offset the negative impact on industry earnings attributable to the prolonged soft market, record level of catastrophe losses and significantly lower yields currently available on investments.”
Nine-Month Results
     For the first nine months of 2011, net income was $1.2 billion or $4.16 per share, compared with $1.6 billion or $4.76 per share for the first nine months of 2010. Operating income for the first nine months of 2011 totaled $1.0 billion or $3.50 per share, compared with $1.4 billion or $4.22 per share for the first nine months of 2010.

     The impact of catastrophes in the first nine months of 2011 was $1.0 billion before tax. In the first nine months of 2010, the impact of catastrophes was $595 million before tax. The impact of catastrophes on net income and operating income per share for the first nine months was $2.25 in 2011 and $1.19 in 2010.
     The combined ratio for the first nine months was 97.1% in 2011 compared to 90.1% in 2010. The impact of catastrophes in the first nine months accounted for 11.7 percentage points of the combined ratio in 2011 and 7.1 points in 2010. Excluding the impact of catastrophes, the combined ratio in the first nine months was 85.4% in 2011 and 83.0% in 2010.
     The expense ratio for the first nine months was 31.8% in 2011 and 31.3% in 2010.
     Net written premiums increased 5% in the first nine months of 2011 to $8.8 billion. Excluding the effect of foreign currency translation, premiums were up approximately 4% in the first nine months of 2011. Premiums increased 2% in the U.S. and 13% outside the U.S. (9% in local currencies).
     Property and casualty investment income after taxes for the first nine months increased 1% to $949 million in 2011 from $941 million in 2010.
     Net income for the first nine months of 2011 reflected net realized investment gains of $300 million before tax ($0.66 per share after-tax). Net income for the first nine months of 2010 reflected net realized investment gains of $271 million before tax ($0.54 per share after-tax).
     Average diluted shares outstanding for the first nine months were 294.4 million in 2011 and 326.3 million in 2010.
     During the first nine months of 2011, Chubb repurchased 21.6 million shares of common stock at a total cost of $1.3 billion (an average of $61.24 per share).
Outlook for 2011
     “Based on the high level of catastrophe losses in the third quarter and our outlook for the fourth quarter,” said Mr. Finnegan, “we are revising our 2011 full-year operating income per share guidance to a range of $5.10 to $5.20 from the previous guidance range of $5.55 to $5.85. This revised guidance is based on operating income per share of $3.50 in the first nine months and a range of $1.60 to $1.70 for the fourth quarter,” said Mr. Finnegan.

     The revised guidance for 2011 operating income per share assumes an impact from catastrophes of 2 percentage points in the fourth quarter, resulting in an assumed impact of catastrophes for the year of 9.3 points, compared to the assumption of 7.5 points in the previous guidance. The revised guidance assumes 291 million average diluted shares outstanding for the year.
     The impact of each percentage point of catastrophe losses on 2011 full-year operating income per share is approximately $0.26.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).
Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 5% in the third quarter of 2011 to $1.0 billion. CPI’s combined ratio was 115.6%, compared to 85.4% in the third quarter of 2010. The impact of catastrophe losses in the third quarter accounted for 28.5 percentage points of the combined ratio in 2011 and 3.7 points in 2010. Excluding the impact of catastrophe losses, CPI’s third quarter combined ratio was 87.1% in 2011 and 81.7% in 2010.
     Net written premiums for Homeowners increased 4%, and the combined ratio was 126.1%. Personal Automobile net written premiums increased 9%, and the combined ratio was 99.3%. Other Personal lines premiums increased 4%, and the combined ratio was 97.6%.
     Chubb Commercial Insurance (CCI) net written premiums were up 9% in the third quarter to $1.2 billion. The combined ratio for the third quarter was 101.1% in 2011 and 89.1% in 2010. The impact of catastrophe losses in the third quarter accounted for 11.2 percentage points of the combined ratio in 2011 and 2.0 points in 2010. Excluding the impact of catastrophe losses, CCI’s third quarter combined ratio was 89.9% in 2011 and 87.1% in 2010.
     Average third quarter renewal rates in the U.S. were up 4% for CCI, which retained 85% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 1% in the third quarter of 2011 to $665 million. The combined ratio was 88.3% compared to 83.3% in the third quarter of 2010.

     Professional Liability (PL) net written premiums were up 2%, and the business had a combined ratio of 92.5%. In the U.S., average third quarter PL renewal rates were down 1%, premium renewal retention was 89% and the ratio of new to lost business was 1.3 to 1.
     Surety net written premiums were down 18%, and the combined ratio was 55.5%.
Webcast Conference Call to be held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 20th, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     In this document, the conference call identified above and otherwise, we make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2011 operating income per share guidance and related assumptions, the repurchase of common stock under our share repurchase program and the impact of the upcoming accounting change relating to the treatment of costs associated with acquiring or renewing insurance contracts. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk, or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	claims and litigation relating to uncertainty in the credit and broader financial markets; and

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate and/or invest, including:
–	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

–	currency fluctuations;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically; and

–	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information made in this document or the above-referenced conference call, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,879	$2,732	$8,793	$8,383
Decrease (Increase) in Unearned Premiums	53	66	(94)	(4)

Premiums Earned	2,932	2,798	8,699	8,379

Losses and Loss Expenses	2,054	1,522	5,666	4,912
Operating Costs and Expenses	931	864	2,790	2,615
Decrease (Increase) in Deferred Policy Acquisition Costs	(13)	7	(70)	(36)
Dividends to Policyholders	7	6	23	22

Underwriting Income (Loss)	(47)	399	290	866

Investments
Investment Income Before Expenses	404	398	1,200	1,187
Investment Expenses	8	8	29	25

Investment Income	396	390	1,171	1,162

Other Income (Charges)	8	(2)	24	(5)

Property and Casualty Income	357	787	1,485	2,023

CORPORATE AND OTHER	(62)	(57)	(188)	(160)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	295	730	1,297	1,863

Federal and Foreign Income Tax	43	193	266	485

CONSOLIDATED OPERATING INCOME	252	537	1,031	1,378

REALIZED INVESTMENT GAINS AFTER INCOME TAX	46	35	195	176

CONSOLIDATED NET INCOME	$298	$572	$1,226	$1,554

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$321	$317	$949	$941

	Periods Ended September 30
	Third Quarter		Nine Months
	2011	2010	2011	2010
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	287.8	317.3	294.4	326.3
Actual Common Shares at End of Period	278.1	304.9	278.1	304.9

DILUTED EARNINGS PER SHARE DATA
Operating Income	$.88	$1.69	$3.50	$4.22
Realized Investment Gains	.16	.11	.66	.54

Net Income	$1.04	$1.80	$4.16	$4.76

Effect of Catastrophes	$(.95)	$(.12)	$(2.25)	$(1.19)

	Sept. 30	Dec. 31	Sept. 30
	2011	2010	2010
BOOK VALUE PER COMMON SHARE	$56.23	$52.24	$52.41

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	51.11	49.05	47.25
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2011	2010	2011	2010

Losses and Loss Expenses to Premiums Earned	70.2%	54.5%	65.3%	58.8%
Underwriting Expenses to Premiums Written	32.4	31.7	31.8	31.3

Combined Loss and Expense Ratio	102.6%	86.2%	97.1%	90.1%

Effect of Catastrophes on Combined Loss and Expense Ratio	14.4%	2.1%	11.7%	7.1%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2011	2010	2011	2010
	(in millions)
Paid Losses and Loss Expenses	$1,728	$1,581	$4,938	$4,699
Increase (Decrease) in Unpaid Losses and Loss Expenses	326	(59)	728	213

Total Losses and Loss Expenses	$2,054	$1,522	$5,666	$4,912

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2011	2010	(Decrease)	2011	2010
	(in millions)
NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$517	$474	9%	94.8%	91.1%
Homeowners	1,872	1,795	4	106.2	96.1
Other	597	593	1	96.1	90.7

Total Personal	2,986	2,862	4	102.2	94.2

Commercial Insurance
Multiple Peril	852	817	4	108.0	97.2
Casualty	1,247	1,162	7	86.7	91.3
Workers’ Compensation	662	586	13	92.5	92.1
Property and Marine	1,058	969	9	119.0	88.1

Total Commercial	3,819	3,534	8	101.4	91.9

Specialty Insurance
Professional Liability	1,740	1,735	—	87.9	87.5
Surety	244	246	(1)	49.9	42.5

Total Specialty	1,984	1,981	—	83.6	82.2

Total Insurance	8,789	8,377	5	97.4	90.3

Reinsurance Assumed	4	6	*	*	*

Total	$8,793	$8,383	5	97.1	90.1

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$174	$160	9%	99.3%	91.7%
Homeowners	658	631	4	126.1	81.0
Other	197	189	4	97.6	94.2

Total Personal	1,029	980	5	115.6	85.4

Commercial Insurance
Multiple Peril	290	277	5	95.6	84.5
Casualty	392	350	12	92.5	94.9
Workers’ Compensation	199	177	12	94.4	95.0
Property and Marine	302	278	9	119.8	83.3

Total Commercial	1,183	1,082	9	101.1	89.1

Specialty Insurance
Professional Liability	594	582	2	92.5	89.3
Surety	71	87	(18)	55.5	40.0

Total Specialty	665	669	(1)	88.3	83.3

Total Insurance	2,877	2,731	5	103.0	86.4

Reinsurance Assumed	2	1	*	*	*

Total	$2,879	$2,732	5	102.6	86.2

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.